Exhibit 23.1

Consent of Independent Registered Public Accounting Firm—KPMG LLP.

Consent of Independent Registered Public Accounting Firm

The Board of Directors and stockholders
Oregon Steel Mills, Inc.:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheet of Oregon Steel Mills, Inc. and its subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, and related financial statement schedule, incorporated herein by reference.

(signed) KPMG LLP

Portland, Oregon
July 21, 2004